A special meeting of shareholders was held on December 16, 2015. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.
	# of Votes	% of Votes
Elizabeth S. Acton
Affirmative	127,804,770.18	96.224
Withheld	5,015,883.51	3.776
TOTAL	132,820,653.69	100.000
John Engler
Affirmative	126,786,441.31	95.457
Withheld	6,034,212.38	4.543
TOTAL	132,820,653.69	100.000
Albert R. Gamper, Jr.
Affirmative	126,903,156.06	95.545
Withheld	5,917,497.63	4.455
TOTAL	132,820,653.69	100.000
Robert F. Gartland
Affirmative	127,021,822.78	95.635
Withheld	5,798,830.91	4.365
TOTAL	132,820,653.69	100.000
Abigail P. Johnson
Affirmative	127,763,636.97	96.193
Withheld	5,057,016.72	3.807
TOTAL	132,820,653.69	100.000
Arthur E. Johnson
Affirmative	126,411,178.04	95.175
Withheld	6,409,475.65	4.825
TOTAL	132,820,653.69	100.000
Michael E. Kenneally
Affirmative	127,137,815.73	95.722
Withheld	5,682,837.96	4.278
TOTAL	132,820,653.69	100.000
James H. Keyes
Affirmative	127,001,237.67	95.619
Withheld	5,819,416.02	4.381
TOTAL	132,820,653.69	100.000
Marie L. Knowles
Affirmative	127,724,236.67	96.163
Withheld	5,096,417.02	3.837
TOTAL	132,820,653.69	100.000
Geoffrey A. von Kuhn
Affirmative	126,908,251.38	95.549
Withheld	5,912,402.31	4.451
TOTAL	132,820,653.69	100.000
Proposal 1 reflects trust wide proposal and voting results.